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                                  Exhibit 99.1
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                               RESOLUTIONS ADOPTED
                         AT THE AUGUST 28, 2001 MEETING
                          OF THE BOARD OF DIRECTORS OF
                          JOHN Q. HAMMONS HOTELS, INC.

         WHEREAS, the Board previously had a Finance Committee to oversee the Corporation's finance, accounting and development activities and the Board desires to re-establish the Finance Committee.

         RESOLVED, that the Board hereby appoints a Finance Committee consisting of Don Dempsey, Chairman, Dave Sullivan, Jacquie Dowdy and Dan Earley; and

         FURTHER RESOLVED, that the Finance Committee shall: (i) review and make recommendations to the Board for all Corporation acquisitions of real property of $1,000,000 or more; (ii) review and make recommendations to the Board for all Corporation leases that obligate the Corporation for $250,000 or more annually;
(iii) review and make recommendations to the Board for all Corporation financings of $1,000,000 or more; (iv) review and make recommendations to the Board for any and all agreements or contracts that obligate the Corporation to spend $250,000 or more annually; (v) review and make recommendations to the Board for any and all agreements, arrangements or contracts between the Corporation and any person who is an officer or director of the Corporation, or who is directly or indirectly the beneficial owner of more than 10 per centum of any class of any equity security of the Corporation; (vi) review and make recommendations to the Board for all sales or purchases of hotel(s) and/or associated properties; (vii) review and make recommendations to the Board for the annual budgets for the Corporation; and (viii) review and make recommendations to the Board for the refinancing of the Corporation's bonds and maturing bank debt (collectively, the "Corporate Commitments").

                                      * * *

         RESOLVED, that all Corporate Commitments shall be approved by the Board before the Corporation enters into or undertakes any such Corporate Commitments; and

         FURTHER RESOLVED, that no officer, agent or representative of the Corporation has the authority to enter into any Corporate Commitment unless both: (i) the Finance Committee has reviewed and recommended such Corporate Commitment to the Board and (ii) the Board has reviewed, approved and authorized such Corporate Commitment.